EXHIBIT 10.2

BLAIZE HOLDINGS, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Martin Costas (“Executive”) and Blaize Holdings, Inc., a Delaware corporation (the “Company”), effective as of the Start Date (as defined in the offer letter between Executive and Blaize, Inc. dated October 30, 2026 (the “Offer Letter”)) (the “Effective Date”).
RECITALS
1.It is possible that the Company could be acquired by another company or experience some other change in control. The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of certain terminations of employment, including in connection with a Change in Control (as defined herein) of the Company.
2.The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.
3.The Board believes that it is imperative to provide Executive with certain benefits upon certain terminations of employment, including in connection with a Change in Control. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.
4.Certain capitalized terms used in the Agreement are defined in Section 4 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. This Agreement will have an initial term of four (4) years commencing on the Effective Date. On the fourth (4th) anniversary of the Effective Date, and on each following anniversary of the Effective Date, this Agreement will renew automatically for an additional one (1) year terms, unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment. Executive’s employment with the Company shall be at-will and Executive’s employment may be unilaterally terminated by either party at any time for any reason, subject to the terms of Section 3 of this Agreement.

3.Severance Benefits.
(a)Termination without Cause or Resignation for Good Reason During Change in Control Period. If during the Change in Control Period (as defined below), the Company terminates Executive’s employment with the Company for a reason other than Cause, due to Executive’s death or Disability or Executive resigns for Good Reason, then in either case, provided that the Release Requirement set forth in Section 3(c) is met, Executive will receive the following severance benefits from the Company:
(i)Cash Severance.
(1)Base Salary. Executive will receive a lump sum severance payment equal to twelve (12) months of Executive’s annual base salary as in effect immediately prior to the Change in Control (or if greater, immediately prior to Executive’s termination of employment), payable within sixty (60) days following the date of Executive’s termination of employment.
(2)Bonus. Executive will receive a lump sum payment equal to a pro rata portion of Executive’s target incentive bonus for the fiscal year in which Executive’s termination of employment occurs, with the pro-rata portion determined by dividing the number of days of employment from the first day of the year to the termination date by three hundred and sixty five (365), payable within sixty (60) days following the date of Executive’s termination of employment.
(ii)Equity. One hundred percent (100%) of the unvested portion of the Executive's then outstanding equity awards (the "Awards") will immediately vest as of the date of such termination.
(iii)If, however, the vesting of an Award and/or the amount of the Award is to be determined based, in part or in whole, on the achievement of performance criteria, then the Award will vest as to one hundred percent (100%) of the unvested portion of the Award assuming the performance criteria had been achieved at target levels; provided that the Compensation Committee of the Board may determine at the time of termination to provide for vesting at a higher level, including based on actual performance for the relevant performance period(s).
(iv)Any vested and outstanding stock options will remain exercisable, to the extent applicable, following Executive’s termination until the earlier of twelve (12) months after the termination date or the relevant stock option’s expiration date.
(v)Benefits Continuation. If Executive was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to the date of termination, and if Executive (or Executive’s eligible dependents) timely elects to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay one hundred percent (100%) of the premiums due for Executive and seventy-five percent (75%) of the premiums due for Executive’s eligible dependents for the first twelve (12) months of such coverage under COBRA (or until such earlier time as Executive and/or Executive’s eligible dependents are no longer eligible for COBRA coverage). If the Company determines that it cannot provide the foregoing COBRA benefits without potentially violating applicable law or incurring penalties, the Company will instead pay Executive a taxable monthly cash payment equal to the applicable premiums for the remainder of such period.
(b)Termination without Cause or Resignation for Good Reason not within Change in Control Period. If the Company terminates Executive’s employment with the Company for a reason other than Cause or Executive resigns for Good Reason, or Executive’s employment terminates due to Executive’s death or Disability and the termination does not take place during a Change in Control Period, then, provided that the Release Requirement set forth in Section 3(c) is met, Executive will receive the following severance benefits from the Company:
(i)Cash Severance. Executive will receive a lump sum severance payment equal to twelve (12) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination of employment, payable within sixty (60) days following the date of Executive’s termination of employment.
(ii)Equity. Executive will receive accelerated vesting of fifty percent (50%) of the then-unvested portion of Executive’s time-based equity awards.
(iii)If, however, the vesting of an Award and/or the amount of the Award is to be determined based, in part or in whole, on the achievement of performance criteria, then the Award will vest on a pro-rata basis assuming the performance criteria had been achieved at target levels for the relevant performance period(s), with the pro-rata portion determined by dividing (A) the number of months of employment from the grant date to the termination date by (B) the number of months between the grant date and the next scheduled vesting date, provided that the pro-rata portion will not exceed 100%. Notwithstanding the foregoing, any Award that vests based on the market capitalization or stock price of Blaize Holdings, Inc. will instead remain outstanding and eligible to vest for six (6) months following the termination date if the applicable performance criteria are achieved (or deemed achieved in connection with a Change in Control under the applicable award terms) during such period.
(iv)Any vested and outstanding stock options will remain exercisable, to the extent applicable, following Executive’s termination until the earlier of twelve (12) months after the termination date or the relevant stock option’s expiration date.
(v)Benefits Continuation. If Executive was enrolled in a group health plan (e.g., medical, dental, or vision plan) sponsored by the Company immediately prior to the date of termination, and if Executive (or Executive’s eligible dependents) timely elects to continue such coverage under COBRA, the Company will pay to the insurance carrier(s) one hundred percent (100%) of the premiums due for Executive and seventy-five percent (75%) of the premiums due for Executive’s eligible dependents for the first twelve (12) months of such coverage under COBRA (or until such earlier time as Executive and/or Executive’s eligible dependents are no longer eligible for COBRA coverage). If the Company determines that it cannot provide the foregoing COBRA benefits without potentially violating applicable law or incurring penalties, the Company will instead pay Executive a taxable monthly cash payment equal to the applicable premiums for the remainder of such period.
(c)Conditions to Receipt of Severance.
(i)Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Sections 3(a) and 3(b) of this Agreement, except in the case of benefits payable on account of death, is subject to Executive signing and not revoking a separation agreement and release of claims substantially in the form attached as Exhibit A (the “Release”), which the Company will deliver to Executive within seven (7) days following the termination date, which will not release any of the rights described in the last sentence of Section 3(d), which will not include any restrictive covenants beyond those in agreements executed by Executive as of the Effective Date, and which must become effective and irrevocable no later than the fifty-fifth (55th) day following Executive’s termination of employment (the “Release Requirement”). If the Release Requirement is not timely met, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until and unless the Release actually becomes effective and irrevocable.
(ii)Restrictive Covenant Agreements. Executive’s receipt of any payments or benefits under Sections 3(a) and 3(b) of this Agreement will be subject to Executive continuing to comply in all material respects with the terms of the Release, the Company’s Proprietary Information and Inventions Agreement (the “PIIA”) and any other invention, confidentiality or similar agreement executed by Executive in favor of the Company and the provisions of this Agreement, in each case to the extent enforceable under applicable law.
(d)Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 3 of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled to (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in Section 3 of this Agreement. For clarity, this Section 3(d) applies only to Executive’s remedies under this Agreement and is not intended to limit contractual obligations to Executive that are not covered by this Agreement, including any components of Executive’s Offer Letter that are not modified by this Agreement (e.g., any unpaid Financing Bonus), Executive’s equity award agreements, any applicable employee benefit plans, or Executive’s Indemnification and Advancement Agreement.
4.Definition of Terms. For purposes of this Agreement, the following terms referred to in this Agreement will have the following meanings:
(a)Cause. “Cause” means (i) Executive’s willful unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its subsidiaries, (ii) Executive’s material breach of a written agreement between the Executive and the Company or any of its subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (iii) Executive’s conviction of, or the entry of a plea of guilty or nolo contendere by Executive to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States), provided that if Executive’s employment is terminated on account of an indictment and the charges are subsequently dismissed or Executive is acquitted, such termination will be treated as a termination without Cause for purposes of Section 3; (iv) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties or Executive’s willful failure to substantially perform lawfully assigned duties (other than due to Disability); (v) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Executive against the Company or any of its subsidiaries; or (vi) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation, provided that Executive’s good-faith assertion of legal rights or privileges, or reliance on the advice of counsel, will not constitute a failure to cooperate. Prior to any termination for Cause under clauses (ii) or (iv), the Company must provide Executive with written notice describing the conduct in reasonable detail, and Executive will have thirty (30) days to cure such conduct, if reasonably capable of cure. A termination for Cause will be effective only upon a determination by the Board after Executive has received written notice and an opportunity to be heard, with counsel, before the Board.
(b)Change in Control. “Change in Control” shall have the meaning set forth in the Blaize Holdings, Inc. 2025 Incentive Award Plan, or any successor equity plan, as amended from time to time.
(c)Change in Control Period. “Change in Control Period” means the period starting three (3) months immediately before a Change in Control and continuing for twelve (12) months immediately following a Change in Control.
(d)Disability. “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(e)Good Reason. “Good Reason” means Executive’s termination of employment due to one or more of the following, without Executive’s express written consent, and provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of Executive’s authority, duties, or responsibilities (including, following a Change in Control, Executive ceasing to serve as the chief financial officer of the ultimate parent entity of the Company or its successor), (ii) a reduction by the Company in Executive’s annualized base pay by more than ten percent (10%) as in effect immediately prior to such reduction, unless a reduction in a similar percentage is made in connection with an across the board reduction in base salaries of the Company’s senior executives; or (iii) the relocation of Executive’s primary place of performing his or her duties as an employee of the Company (whether that is from a Company office or a remote workplace) by more than fifty (50) miles; (iv) a material change in Executive’s title, or

Executive ceasing to report directly to the Chief Executive Officer; (v) a material breach by the Company of this Agreement, the Offer Letter or any equity award agreement; or (vi) the failure of any successor to the Company to assume this Agreement as required by Section 5(a). In order for a termination event to qualify as Good Reason, Executive must have provided written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason”, the Company shall have a period of thirty (30) days to cure after receipt of the written notice, and Executive must resign within thirty (30) days following the expiration of the cure period.
5.Successors.
(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The Company will require any such successor to expressly assume this Agreement in writing, and the failure to obtain such assumption prior to the effectiveness of the succession will constitute a material breach of this Agreement. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of this Agreement by contract or operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.Notice. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered, when mailed by registered or certified mail, return receipt requested and postage prepaid, or when sent by email with confirmation of receipt. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.
7.Taxes.
(a)Withholdings. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(b)Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986 as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service" from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to any arrangement between Executive and the Company during the six (6) month period immediately following Executive's separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive's separation from service (or, if earlier, Executive's date of death). If any payment under this Agreement is to be made within a designated period which does not begin and end within one calendar year, Executive does not have a right to designate the calendar year of the payment. Amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.
(c)    Section 280G. If any payment or benefit to be paid or provided to Executive under this Agreement, taken together with any payments or benefits otherwise paid or provided to Executive by Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504 of the Internal Revenue Code of 1986 (the “Code”) without regard to Section 1504(b) of the Code) of which Company is a member (the “other arrangements”), would collectively constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the net after-tax amount of such parachute payment to Executive is less than what the net after-tax amount to Executive would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three (3) times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times Executive’s base amount, less $1.00. Should such a reduction in payments and benefits be required, then Company shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of Company’s determination. A net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.
8.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by

Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including but not limited to any conflicting terms in the PIIA or Offer Letter; provided, however, that the payment of any earned but unpaid Financing Bonus under the Offer Letter upon a termination of employment does not conflict with this Agreement and will be paid in addition to the benefits under Section 3, and nothing herein supersedes any equity award agreement or the Indemnification and Advancement Agreement.
(e)Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California, unless otherwise required by applicable law. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in El Dorado County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(g)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

COMPANY    BLAIZE HOLDINGS, INC.
By: /s/ Douglas Burns
Title:    Chief People Officer

EXECUTIVE    By: /s/ Martin Costas
Name:    Martin Costas

EXHIBIT A
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

    For good and valuable consideration, Blaize, Inc. and Blaize Holdings, Inc. (together, the “Company”) and Martin Costas (“Employee”) enter into this Separation Agreement and General Release (this “Agreement”). To receive the Severance Benefits under Section 2 below, Employee must sign and return this Agreement within forty-five (45) days of receipt (the “Review Period”). Provided Employee does not revoke it in accordance with Section 3 below, this Agreement will be effective on the eighth (8th) day after Employee signs it (the “Effective Date.”).
Separation of Employment. Employee’s employment with the Company terminated on [__________], 20[__] (the “Separation Date”). Employee acknowledges that, from and after the Separation Date, Employee is not authorized to, and shall not represent that Employee is authorized to, represent himself as an employee or agent of the Company or speak on behalf of the Company.
Severance Benefits. Provided Employee returns an executed copy of this Agreement to the Company prior to the expiration of the Review Period, does not revoke it, and complies with all the covenants set forth in this Agreement, then the Company will provide Employee with the following severance payments and benefits (the “Severance Benefits”) on the following terms:
Severance. The Company shall pay Employee an amount in cash equal to [see Change in Control and Severance Agreement], less applicable withholdings and deductions, (the “Cash Severance”). The Company will pay the Severance in a lump-sum according to terms of Employee’s Change in Control and Severance Agreement.
COBRA Reimbursement. Provided that Employee timely elects to continue Employee’s and/or Employee’s covered dependents' healthcare insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse Employee [as set forth in the Change in Control and Severance Agreement].
Acknowledgement. Employee acknowledges that the Employee is not otherwise entitled to any of the Severance Benefits and agrees that the Severance Benefits are sufficient and adequate consideration for Employee’s releases, waivers, and other promises in this Agreement.
Tax Matters. The Company will withhold required federal, state, and local taxes from all payments contemplated by this Agreement. Other than the Company's obligation and right to withhold federal, state, and local taxes, Employee will be responsible for all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement.
Employee Release of Claims. In consideration for the Severance Benefits and the Company’s other promises in this Agreement, Employee agrees not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date Employee signs this Agreement.
General Release. On behalf of Employee and Employee’s executors, administrators, heirs and assigns, Employee hereby releases and forever discharges the Company, and each of its owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them (collectively, “the Released Parties”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Employee now has or may have against the Released Parties, or any of them, based on any alleged act, omission, or event that has occurred at any time from the beginning of time to the Effective Date. Without limiting the generality of the foregoing, the Claims specifically include, but are not limited to: claims arising out of, based upon, or relating to Employee’s hire, employment, compensation, or termination from employment, with the Company. The Claims also include any claims arising under federal, state, or local laws relating to employment, including but not limited to, the Age Discrimination in Employment Act (the “ADEA”), 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act , 31 U.S.C. § 3729 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, the California Business & Professions Code, including Section 17200 et seq., the California Government Code, including the Fair Employment and Housing Act, Cal. Lab. Code § 12940 et seq., the Moore-Brown-Roberti Family Rights Act of 1991, Cal. Gov't Code §§12945.2, 19702.3, and the California False Claims Act, Cal. Gov't Code § 12650 et seq., the California Labor Code, including the California Equal Pay Law, Cal. Lab. Code §§ 1197.5(a),1199.5, the California WARN Act, Cal. Lab. Code § 1400 et seq., the California Wage Orders, all as amended; Claims based on contract, including for breach of contract and breach of the implied covenant of good faith and fair dealing; Claims arising in tort, including, without limitation, for wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
Excluded Claims. Notwithstanding the generality of the foregoing, Employee does not release any claims that cannot be released as a matter of law including, without limitation, (i) claims for unemployment or workers compensation benefits; (ii) Employee’s right to file charges with the Equal Employment Opportunity or the analogous state agency provided, however, that Employee do release Employee’s right to secure damages for any such alleged treatment, and(iii) Employee’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. In addition, Employee does not release any claims under (iv) the Indemnification and Advancement Agreement; and (v) (vi) Employee’s equity award agreements.
Unknown Claims. Employee is hereby informed that, by statute or common law, a general release of claims may not extend to claims that Employee does not know or suspect to exist in Employee’s favor at the time of executing the release, including, for example, California Civil Code Section 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Being aware of such statutory or common laws principles, Employee nonetheless acknowledges that the release in this Agreement applies to both known and unknown claims, and that Employee hereby waives Employee’s right to pursue any unknown claims against the Released Parties.

OWBPA/ADEA Notification. In accordance with the Older Workers Benefit Protection Act of 1990, Employee acknowledges the following:
This Agreement is written in a manner calculated to be understood by Employee.
The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Employee sign this Agreement.
This Agreement provides for consideration in addition to anything of value to which Employee is already entitled.
Employee is hereby advised to consult an attorney before signing this Agreement.
Employee was granted at least twenty-one (21) days to consider this Agreement before signing it. If Employee executes this Agreement prior to the expiration of such period, Employee does so voluntarily and waives the remainder of the twenty-one (21) day period. Employee and the Company agree that changes to this Agreement, whether material or immaterial, will not extend or restart this consideration period.
Employee has the right to revoke this Agreement within seven (7) days of signing it. In the event this Agreement is revoked, it will be canceled in its entirety, and Employee will not receive the Severance Benefits or any other benefits under this Agreement. To revoke this Agreement, Employee must deliver written notice stating that intent to revoke to Chief People Officer at douglas.burns@blaize.com, received on or before the seventh (7th) day after the date on which Employee signs this Agreement.
If the termination is part of a group termination program, Employee acknowledges receiving the written disclosure attached hereto as Exhibit B (the “OWBPA Disclosure”), concerning the class, unit, or group covered by the severance offer, the eligibility factors for the program, the time limits applicable to the program, and the job titles and ages of individuals eligible or selected for the program and of the individuals in the same job classification or unit not eligible or selected for the program.
No Assignment by Employee. Employee warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Employee might be entitled, has been assigned or transferred to any other person, firm, or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand, or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation, or transfer by Employee, Employee agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit, or demand, including necessary expenses of investigation, attorneys' fees, and costs. Employee may not assign or transfer any of Employee's rights or obligations under this Agreement, except that Employee may assign or transfer Employee's rights to payments hereunder upon Employee's death by will or operation of law.
Employee Acknowledgements. Employee represents and warrants as follows:
No Pending Actions. Employee has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Employee do so in the future, except as specifically allowed by this Agreement.

Compensation. Other than the Severance Benefits under this Agreement, Employee has received all wages and benefits, including all unpaid vacation and other paid time off, accrued through the Separation Date, less applicable withholdings, and deductions.
Equity. Any unvested stock options or other equity or equity-like awards or interests in Blaize Holdings, Inc. or any of its affiliates granted to or held by Employee shall, after giving effect to any accelerated vesting and any post-termination vesting or exercise period provided under the Change in Control and Severance Agreement or the offer letter referenced therein, be forfeited in accordance with their terms and the applicable plan, notices and agreements (the “Equity Agreements”). Employee’s rights and obligations with respect to any vested options or equity will remain subject to the applicable Equity Agreements, as modified by the Change in Control and Severance Agreement.
No Injuries. Employee did not sustain any injuries during employment with the Company, for which Employee might be entitled to compensation pursuant to worker's compensation law.
Continuing Obligations. Employee acknowledges and agrees that Employee remains subject to and bound by the Company’s Proprietary Information and Inventions Agreement, which Employee signed on or around October 30, 2026, (the “PIIA”), a copy of which is attached hereto. Employee agrees that the PIIA remains in full force and effect and that Employee will continue to comply with all continuing obligations under the PIIA in accordance with its terms.
Return of Company Property. As soon as reasonably practicable but no later than the Effective Date, Employee shall return to the Company any and all devices, records, data, notes, reports, proposals, lists, proprietary correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other confidential documents or property, or reproductions or copies thereof (including, without limitation, keys, computer hardware and software, Company identification, access or credit cards, laptops, cellular phones and printers) belonging to the Company or comprising or relating to confidential information of the Company in Employee’s possession or control, and Employee shall not make or retain any copy or extract of any of the foregoing. Notwithstanding the foregoing, Employee may retain copies of documents relating to Employee’s compensation, benefits, equity awards and indemnification rights, and Employee’s personal contacts.
Non-Disparagement. Subject to Employee’s rights under Section 9 below, Employee shall not, at any time make any statement, publicly or privately, that disparages or would reasonably be expected to disparage the Company, any of its affiliates, or any of their respective employees, officers, managers, or directors. The Company will instruct the members of its Board of Directors and its executive officers, for so long as they serve in such capacities, not to make any public statement that disparages or would reasonably be expected to disparage Employee.  Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Employee has reason to believe is unlawful, or from making any disclosures that are protected under Section 9 below.
Protected Conduct. Notwithstanding the generality of the foregoing or other provisions of this Agreement, nothing in this Agreement shall restrict Employee from pursuing any claims or engaging in protected conduct that by law cannot be released or waived by Employee in this Agreement, including, without limitation, Employee’s right: (a) to pursue unemployment or workers’ compensation benefits, (b) to file a charge of discrimination, harassment or retaliation with the U.S. Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or similar state or local administrative agency;

provided, however, Employee does release Employee’s right to obtain damages or other relief, (c) to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, (d) to communicate with, cooperate with, or provide information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company and (e) to exercise any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions. In addition, Employee acknowledges receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal, and (y) does not disclose a trade secret, except pursuant to court order.”
Injunctive Relief, Employee acknowledges that any breach, attempted breach, or threatened breach by Employee of Sections 6, 7, or 8 would cause irreparable injury to the Company not compensable in money damages, and that the injured party shall be entitled to seek to obtain, in addition to all other damages and applicable remedies, injunctive relief (including a temporary restraining order and a permanent injunction), as well as a decree of specific performance.
Miscellaneous.
Assignment by Company. The Company may assign this Agreement, and such assignment will take effect for the benefit of any successors or assigns of the Company created by merger, reorganization, and sale of assets or otherwise. Employee hereby consents and agrees to such assignment and enforcement of such rights and obligations by the Company’s successors or assigns, without further action required.
Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision.
No Admission. This Agreement is not, and shall not be construed to be, an admission of liability, culpability, or any other legal conclusion.
Governing Law. This Agreement shall be interpreted, enforced, and governed under the laws of the State of California, consistent with the Change in Control and Severance Agreement.
Entire Agreement. This Agreement (together with the PIIA, the Equity Agreements and any other agreements that are specifically incorporated by reference herein), sets forth the entire agreement between Employee and Company regarding Employee’s employment with the Company and separation from employment with the Company, and supersedes and replaces all prior oral or written agreements or understandings between Employee and Company regarding its subject matter. Employee also acknowledges that there are no representations by the Company, oral or written, that are not set forth in this Agreement upon which Employee relied in signing this Agreement. This Agreement cannot be modified or amended except by written agreement signed by both Employee and an authorized representative of the Company.
Construction. If any provision of this Agreement is declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions of the Agreement shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
Acknowledgment. Employee acknowledges that: (a) Employee has carefully reviewed this Agreement and understands the meaning and effect of its terms; (b) Employee has been advised by the Company to consult with an attorney prior to signing this Agreement; (c) Employee has been given a reasonable period of time in which to consider this Agreement; and (e) Employee is signing this Agreement knowingly, willingly, and without duress.
[Signatures on following page]
INTENDING TO BE LEGALLY BOUND BY THIS AGREEMENT, THE PARTIES HAVE PROVIDED THEIR SIGNATURES ON THE DATES INDICATED BELOW.
COMPANY
BLAIZE, INC. AND BLAIZE HOLDINGS, INC.
______________________________            ____________________
Douglas Burns                        Date
Chief People Officer

EMPLOYEE
______________________________            ____________________
Martin Costas                        Date